FIRST GUARANTY BANCSHARES, INC.

Dear Shareholders,

In 2013, the strong profitability of First Guaranty Bancshares, Inc. continued and the balance sheet got stronger. These very positive results were posted while First Guaranty Bank restructured its assets significantly to adapt to changing market conditions and changes in the economy. Based upon unaudited financial statements, the income available to common shareholders for the year ending December 31, 2013 totaled $8,433,000 compared to $10,087,000 for the year ending December 31, 2012. Net income for the year ending December 31, 2013 totaled $9,146,000.

How was this decrease of only $1.6 million in income available to common shareholders achieved when securities income decreased by $5,500,000 and securities gains decreased by $3,300,000 for a total decrease in income from securities of $8,800,000?

The answer is a combination of the factors. The first is that First Guaranty Bank attained its Small Business Lending Fund goals which reduced the preferred stock dividends paid for the year from $1,972,000 for the year ending December 31, 2012 to $713,000 for the year ending December 31, 2013. This was a decrease in after tax expense of $1,259,000. That preferred stock dividend rate of 1.0% will continue through December of 2015.

The next factor was that gross loans increased from $629 million as of December 31, 2012 to $703 million as of December 31, 2013, an increase of $74 million. Besides being a record high level for the loan portfolio, that loan increase resulted in an increase in loan interest income of over $1.1 million year over year.

The third factor was the decrease in interest expense. Interest expense in 2013 decreased $2 million from interest expense in 2012. That $2 million decrease followed a $2 million decrease from 2011 to 2012. Over the two year period interest expense has decreased by a total of $4 million.

The fourth factor was the improvement in asset quality. Total bad debt for expense for 2013 totaled $4,160,545 compared to $5,999,534 for the year ending December 31, 2012. Total nonperforming assets dropped from $23,537,000 as of December 31, 2012 to $18,256,000 as of December 31, 2013.

The shifting of the asset composition of First Guaranty Bank from predominantly investments has positioned First Guaranty Bancshares, Inc. to be poised to attain new heights in income and to further strengthen the fortress balance sheet.

2013 was a vital transition year. In 2014, our goal is to continue to strengthen First Guaranty Bancshares, Inc. and to continue to increase profitability for our shareholders. We will also continue to look for opportunities for a merger or acquisition that would result in a stronger more profitable First Guaranty Bancshares, Inc.

First Guaranty Bancshares, Inc. looks forward to the continued loyalty and support of the shareholders as we move forward to our long term goals for building and strengthening First Guaranty Bancshares, Inc.

Thank you for your investment in First Guaranty Bancshares, Inc. and for your continued support. If you have any questions about our financial position or any of the information presented in this report, please contact me directly at (985) 375-0350.

Sincerely,

Alton B. Lewis
Chief Executive Officer/President
First Guaranty Bancshares, Inc.

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